Exhibit (b)(1)

[English Translation]

SYNDICATED LOAN AGREEMENT

BORROWER:

ADVANCED SEMICONDUCTOR ENGINEERING INC.

AGENT:

CITIBANK, N.A., TAIPEI BRANCH

AMOUNT:

NT$24,750,000,000

Date: March 3, 2008

ARTICLE

SYNDICATED LOAN AGREEMENT

THIS SYNDICATED LOAN AGREEMENT (the “Agreement”) is made and entered into as of March 3, 2008 by and among:

(1)	ADVANCED SEMICONDUCTOR ENGINEERING INC., a company organized and incorporated under the laws of the Republic of China (the “ROC” or “R.O.C.”) (the “Borrower”);

(2)	The banks and banking institutions listed in SCHEDULE I attached hereto (collectively, the “Banks” and severally, a “Bank”);

(3)	CITIBANK, N.A., TAIPEI BRANCH and THE BANKS IDENTIFIED IN THE SIGNATURE PAGES HEREOF, acting as the coordinating arrangers of the Banks hereunder (collectively the “Arrangers”); and

(4)	CITIBANK, N.A., TAIPEI BRANCH, acting as the facility agent for the Banks hereunder (the “Agent”).

WITNESSTH:

WHEREAS, to facilitate the Borrower’s funding needs in respect of the Acquisition (defined below), the Borrower has requested the Arrangers to arrange, and the Banks to extend to the Borrower, a term loan facility in an aggregate principal amount of NT$24,750,000,000 as more detailed described below (the “Facility”); and

WHEREAS, subject to the terms and conditions of this Agreement, the Arrangers have arranged, and the Banks have agreed to extend to the Borrower, the loan facility so requested by the Borrower accordingly.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS. Unless otherwise defined elsewhere in this Agreement, as used herein, the following terms shall have the meanings set forth below:

1.01. “Total Commitment” shall mean the total amount of the Facility which the Banks commit to provide to the Borrower pursuant to this Agreement in an aggregate principal amount of NT$24,750,000,000, as may be cancelled or reduced from time to time pursuant to this Agreement.

1.02. “Commitment” shall mean, with respect to each Bank, the amount such Bank commits to provide to the Borrower, as shown in SCHEDULE I hereto, as may be cancelled or reduced in accordance with the applicable provisions hereof.

1.03. “ASE Test” shall mean ASE Test Limited, a Singapore Subsidiary of the Borrower.

1.04. “Acquisition Contract” shall mean the Scheme Implementation Agreement, dated September 4, 2007, by and between the Borrower and ASE Test together with any amendments and supplements thereto.

1.05. “Acquisition” shall mean acquisition of the ordinary shares of ASE Test by the Borrower pursuant to the Acquisition Contract by way of a Scheme of Arrangement under Article 210 of Singapore Company Law, as described in more details in Schedule II hereto (the public announcement made by the Borrower on September 4, 2007).

1.06. “Majority Banks” shall mean Banks whose then aggregate outstanding Loans to the Borrower hereunder exceed 2/3 of the then aggregate outstanding Loans to the Borrower by all the Banks under this Agreement or, if the Borrower has not drawn any of the Commitment yet, Banks whose aggregate Commitment exceeds 2/3 of the Total Commitment under this Agreement.

1.07. “Commitment Ratio” shall mean, with respect to each Bank, the ratio of the Commitment of such Bank hereunder to the Total Commitment, in each case as shown on Schedule I hereto.

1.08. “Loan Commitment” shall mean the commitment of the Banks to advance Loans to the Borrower up to its respective Commitment.

1.09. “Business Day” shall mean a banking business day in Taipei City, Kaohsiung City, New York, Singapore and Hong Kong; excluding a half-day Business Day.

1.10. “Loan” or “Advance” shall mean each NTD loan drawn by the Borrower under the Commitment pursuant to the applicable provisions of this Agreement.

1.11. “Interest Period” shall mean, with respect to each Advance, the period commencing on the Drawdown Date and having a duration 30, 60 or 90 days as elected by the Borrower in the Drawdown Request and each period thereafter commencing on the last day of the then current Interest Period and having a duration of 30, 60 or 90 days as elected by the Borrower by written notice to the Agent not later than the date falling two (2) Business Days prior to the first day of the relevant Interest Period or, failing such election, 90 days; provided, that (i) the Interest Period commencing prior to any Repayment Date shall end on such Repayment Date, (ii) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day, and (iii) with respect to amounts on which interest is payable at the Default Interest Rate, the relevant Interest Period shall be determined by the Agent.

1.12. “Reference Rate” shall mean, with respect to each Advance, (a) the primary market commercial paper fixing rate for a tenor equal to (or, if such tenor does not appear, the tenor which is the next longer tenor than) the tenor of such Interest Period as shown, in all cases, on Reuters, screen page PRMCP at approximately 11:30 A.M. on the date falling one (1) Business Day prior to the first day of such Interest Period (“Determination Date”); or (b) if the rate under (a) above is not available on the Determination Date, the Reference Rate shall mean the average (rounded upward, if necessary, to the fourth decimal place, as notified by the Agent, of the fixing rates for a tenor equal to the tenor of the relevant Interest Period (or if rates are not being quoted for such tenor the next longer tenor for which rates are quoted) on the Determination Date by each of China Bills Finance Corporation, International Bills Finance Corporation and Mega Bills Finance Corporation; or (c) if the rate under (b) above is not available on the Determination Date, the Reference Rate shall mean the average of the base rates of Huan Nan Commercial Bank, First Commercial Bank and Chang Hwa Commercial Bank (the “Reference Banks”) (“Reference Banks Base Rate”).

1.13. “Interest Rate” shall mean, with respect to each Advance, the per annum interest rate which is calculated by the Agent to be the Reference Rate plus the Margin. The Interest Rate for each Advance, once determined, shall be fixed during the same Interest Period thereof and, notwithstanding the change of the Reference Rate, shall not change until the first day of the next succeeding Interest Period.

1.14. “Margin” shall mean 0.6% p.a. However, if at the beginning of any Interest Period, (a) the Borrower according to its most recent annual or semi-annual audited consolidated financial report records a net income ratio (post tax net profit (not including minority shareholders profit) divided by operating income) (the “Net Income”) of greater than or equal to 0% and less than 5%, then the Margin p.a. will be calculated as 0.5% p.a., or (b) if the Borrower according to the most recent annual or semi-annual audited consolidated financial report records a net income ratio greater or equal to 5%, the Margin p.a. will be calculated as 0.4% p.a. Business tax and stamp duty on the interest payments are to be borne by the Borrower.

1.15. “Interest Payment Date” shall mean each of the dates on which interest on the Loans under this Agreement are payable by the Borrower, i.e., the last day of each Interest Period.

1.16. “Drawdown Date” shall mean any date that the Borrower draws the Commitment pursuant to this Agreement, which shall be a Business Day; “Drawdown” shall mean the Borrower’s drawing of the Commitment pursuant to this Agreement; and “Initial Drawdown Date” shall mean the date of the initial Drawdown under this Agreement.

1.17. “Default Rate” shall mean upon the occurrence of a circumstance to which the Default Rate is applicable pursuant to this Agreement, the per annum interest rate which is the Reference Banks Base Rate plus 2% p.a. Such rate shall change accordingly if the Reference Banks Base Rate changes.

1.18. “Subsidiary” shall mean a local and/or offshore company with a paid-in capital of not less than NT$1,300,000,000 or equivalent thereof in any other currency that is 50% owned, directly and/or directly, by the Borrower.

1.19. “Commitment Termination Date” shall mean the date falling 3 months after the date hereof.

1.20. “Note” and “Note Authorization” shall have meanings set forth in Section 8.1 hereto.

1.21. “Event of Default” shall mean any event as listed in Section 9.1 hereof; and “Prospective Event of Default” shall mean any event which with the giving of notice or passage of time or both would become an Event of Default.

ARTICLE II. FACILITY.

2.1. Facility and Loan Purposes.

This Facility is in an aggregate principal amount of NT$ 24,750,000,000 for purposes of financing the Borrower’s funding needs to effect the Acquisition.

2.2. Term of Facility, Availability Period and Repayment.

The Facility has a five-year term, commencing on the date hereof (if the day falling five years after the date hereof is not a Business Day, the Facility shall expire on preceding Business Day thereof); provided, that:

(1) Each Bank is entitled to an option (the “Option”) to terminate its Commitment in its entirety on the date falling three years after the date hereof. A Bank that intends to exercise the Option shall serve a written notice to the Borrower and the Agent no later than the date falling 30 months after the date hereof (the consent of the Borrower, the Agent or any other Bank shall not be not required). The Option is available for one time exercise only and shall expire and no longer be available if not exercised by such date. Following the exercise by the Banks of the Options or the expiration thereof, the Agent shall notify the Borrower and all Banks in writing of the remaining Commitment available under the Agreement.

(2) The Commitment is not a revolving commitment, but may be drawn in one or more (but not more than three) installments in accordance with the terms of this Agreement not later than the Commitment Termination Date. Any portion of the Commitment that have not been drawn down prior to the Commitment Termination Date shall be cancelled automatically.

(3) The Loans shall be repaid in 8 repayment installments semi-annually, starting from the date falling 18 months after the date hereof (each a “Repayment Date”), in such amount as follows:

Date of Repayment	Ratio of total Advance to be repaid
the date falling 18 months after the date hereof	6.5%
the date falling 24 months after the date hereof	6.5%
the date falling 30 months after the date hereof	14.5%
the date falling 36 months after the date hereof	14.5%
the date falling 42 months after the date hereof	14.5%
the date falling 48 months after the date hereof	14.5%
the date falling 54 months after the date hereof	14.5%
the date falling 60 months after the date hereof	14.5%

If any Repayment Date does not fall on a Business Day, such repayment shall take place on the next preceding Business Day but the repayment schedule shall not otherwise be affected, and all outstanding

Loans and interests thereon shall be paid in full on the last Repayment Date; provided, that if any Bank exercises the Option to early terminate its Commitment hereunder, all outstanding Loans and interest in respect of such Commitment shall be paid in full on the date falling 3 years after the date hereof.

(4) Except otherwise specified herein, with respect to each Bank’s Commitment to be reduced as a result of repayment by the Borrower under the Agreement, each such Commitment shall be reduced on a pro-rata basis in accordance with the Commitment Ratio. If it is technically impossible for each such Commitment to be reduced strictly in accordance with the Commitment Ratio, the Agent may determine the actual reduction with respect to each Bank’s Commitment based on its reasonable judgment, and no objection from the Borrower or any Bank shall be made. The Borrower may not draw down any Commitment so reduced.

(5) The Borrower shall make all necessary payments on such dates and in such amounts to ensure that the Commitment shall be repaid and reduced in such amounts and schedules as provided for hereunder.

2.3. Drawdown.

With respect to Drawdown, the Borrower shall effect such Drawdown pro-rata to the Commitment Ratio of each Bank; provided, that if it is technically impossible to have such Drawdown strictly in accordance with the Commitment Ratio, the Agent may determine the actual allocation amongst the Banks of such Drawdown amount based on its reasonable judgment, and no objection from the Borrower or any Bank shall be made.

2.4. Repayment, Reduction and Cancellation.

2.4.1. The Commitment under this Agreement shall be repaid, reduced or cancelled in accordance with the applicable provisions of this Agreement.

2.4.2. Each Bank shall perform its Commitment and obligations under this Agreement to provide the Loans based on its then valid/available Commitment; provided, that a Bank shall not be required to maintain or perform the Commitment under this Agreement if it discovers prior to performing such Commitment that the maintenance or performance of the same will result in its violation of laws or regulations, or if such Bank is precluded by other applicable laws or regulations from maintaining or performing such obligations under this Agreement (in which case, the Bank shall immediately notify the Borrower and Agent). If a Bank discovers after performing its Commitment that its maintenance of the same constitutes or will constitute a violation of law or regulation on its part, such Bank shall immediately notify the Borrower and the Agent. The Borrower shall then make repayment with respect to such Commitment or otherwise resolve to relieve such Bank of the relevant obligation(s) within 5 Business Days (or a longer period permitted by laws and regulations for cure) of its receipt of the notice from such Bank, and such Bank’s Commitment shall immediately be cancelled or reduced to the extent permitted by laws and regulations. If the Bank is responsible for such violation of laws or regulations mentioned above, such Bank shall make other arrangements for the Borrower for substitute financing under terms comparable to those offered by this Agreement. If the above-mentioned violation of laws or regulations is not attributable to such Bank, such Bank shall negotiate with the Borrower and use reasonable efforts to, arrange for, or assist the Borrower in obtaining other financing to the extent permissible by laws and regulations; provided, that neither the Agent nor any such Bank shall guarantee that such other financing may be procured.

2.4.3. The Borrower may at any time, with not less than 15 days prior written notice, prepay its outstanding Loans in whole or in part without premium or penalty; provided that:

(a) With respect to each such prepayment, the amount to be prepaid shall be in the minimum amount of NT$500,000,000, and any portion of such prepayment in excess of NT$500,000,000 shall be in multiples of NT$300,000,000 (unless the entire outstanding balance of the Borrower’s Loan is less than NT$500,000,000, or the portion of the Borrower’s outstanding Loan in excess of NT$500,000,000 is not a multiple of NT$300,000,000, in which case the Borrower must prepay the entire outstanding balance of its Loan).

(b) Prepayment may be made only on the last day of an Interest Period. All sums (principal, interest or fee, if any), payable in connection with the Loans to be repaid shall be paid in full upon such prepayment.

(c) If the Borrower prepays any Loan in violation of the above, the Borrower shall indemnify the Banks for and against any and all funding costs or losses, if any, arising therefrom (the Banks making such claims shall provide evidence therefor).

2.4.4. The Commitment, once prepaid, may not be drawn down again. Following each prepayment, each Bank’s Commitment shall be reduced on a pro-rata basis, based on the ratio of each Bank’s outstanding Loan to the Borrower to the sum of all the Banks’ outstanding Loans to the Borrower. If it is technically impossible for each Bank’s Commitment to be reduced in accordance with the aforesaid ratio, the Agent may determine the actual allocation of such reduction of Commitment amongst the Banks based on its reasonable judgment, and no objection from the Borrower or any of the Banks shall be made.

2.4.5. The amounts prepaid shall be applied to prepayment of the Loans pro-rata to each of the remaining Repayment Installments to reduce the amount of each remaining Repayment Installment (without affecting the schedule and dates of the repayment hereunder).

2.4.6. Unless otherwise provided by this Agreement, no Commitment under this Agreement may be cancelled absent the prior consent of all the Banks.

2.4.7. In cases where a Bank exercises the Option, once the Commitment of such Bank is repaid in full, such Bank shall no longer be a Bank as defined herein.

ARTICLE III. LOANS/ADVANCES.

3.1. Loan Commitment.

3.1.1. Subject to the Borrower having complied with the conditions precedent set out in this Agreement, the Borrower may, within the availability period and up to the Total Commitment, drawdown the Loans/Advances pursuant to this Agreement. Each Drawdown shall be effected pro-rata to the Commitment Ratio of each Bank.

3.1.2. The Commitment is not a revolving commitment but may be drawn in one or more (but in any event, not more than three) installments.

3.1.3. Each Bank agrees to advance the Loans to the Borrower pursuant to the terms and conditions of this Agreement.

3.1.4. Unless otherwise agreed by the Agent, the amount of each Loan to be drawn shall be in the minimum amount of NT$1,000,000,000; provided, unless otherwise provided by the Agreement, if the balance of the undrawn Commitment is less than such minimum, the amount to be drawn shall be the then entire balance of such undrawn Commitment.

3.2. Each Drawdown.

3.2.1. Subject to the Borrower having fully complied with or performed the conditions precedent to Drawdown as set out in this Agreement, the Borrower may, at any time, with at least three Business Day prior written notice to the Agent in the form of EXHIBIT I hereto (“Drawdown Request”), request a Drawdown of the Loans in accordance with the terms and conditions set out in this Agreement. Each Bank shall, upon such request and to the extent of its respective Commitment, make such Loans to the Borrower in accordance with its Commitment Ratio; provided, that its obligation to make such Loans is subject to the condition that none of the following circumstances shall have occurred prior to such request for drawdown: (a) such Drawdown will cause the total Loan outstanding hereunder to exceed the total available Commitment; (b) the Drawdown will cause the Loan outstanding with respect to any Bank hereunder to exceed its then available Commitment or to exceed its Commitment Ratio; (c) the Drawdown Date will be later than the Commitment Termination Date; or (d) the Drawdown otherwise does not comply with the terms and conditions of this Agreement.

3.2.2. Provided that the conditions described above have been met with respect to the requested Drawdown, the Agent shall immediately accept the Drawdown Request on behalf of the Banks. Each Drawdown Request, once accepted by the Agent, shall be irrevocable and binding on the Borrower. Following the acceptance of such Drawdown Request, if the Borrower is unable to satisfy the conditions precedent to drawdown as specified in Section VI hereof, resulting in the Banks unable to advance in whole or in part the requested drawdown, the Borrower shall, at the demand of the Agent, reimburse the Banks for all reasonable and necessary expenses and direct losses (the Banks making such claims shall provide evidence therefor) in connection therewith.

3.2.3. Upon its receipt by fax of a Drawdown Request from the Borrower, the Agent shall notify each Bank in writing (in form of Exhibit II hereto), stating the date on which each Bank is to make available its Loan and the amount to be advanced by each Bank in accordance with its respective Commitment Ratio. Each Bank shall, pursuant to such notice and this Agreement, make available such Loans in immediately available funds not later than 12:00 noon time on the Drawdown Date as specified in the Drawdown Request and to the account designated by the Agent. Unless notified prior to the Drawdown Date, the Agent may assume that each Bank is capable of advancing payment pursuant to this Agreement and, on the basis of such assumption, may (but is not obligated to) timely make available the funds to the Borrower, unless the Agent has received a written notice from any of the Banks prior to the Drawdown Date stating that such Bank is unable to make such Advance. Notwithstanding the above, the Agent is under no obligation to make available or advance any sum to the Borrower on behalf of the Banks unless and until the Agent actually receives the funds made available by the Banks pursuant to this Agreement. If the Agent makes available to the Borrower the funds required under the Agreement to be advanced by any Bank, and such Bank shall fail to actually make available to the Agent such funds, the Borrower shall at any time, upon the Agent’s demand, refund such funds to the Agent together with interest thereon, which interest shall be based on the highest interest rate for overnight funding as shown on the PIBC page of Reuters Screen (“PIBC Overnight Rate”), calculated for the period from the Drawdown Date to the date of the Agent’s actual receipt of the refunds thereof (the Agent shall issue to the Borrower receipt for any such interest payment).

3.2.4. Failure by any Bank to make available its Advance pursuant to this Agreement shall not relieve other Banks of their obligations to make Advances pursuant to this Agreement and shall not relieve the Borrower of its obligations under this Agreement. The Banks or the Agent shall not be liable for the failure of any other Bank to make the required Advances. Any Bank which fails to make such Advances shall reimburse and indemnify the Borrower for and against (a) any and all overnight interest paid to the Agent and (b) any loss or additional funding cost incurred by the Borrower arising therefrom (subject to relevant supporting documents or evidence presented by the Borrower to substantiate its claim).

ARTICLE IV. INTEREST, FEES, PAYMENT AND YIELD PROTECTION.

4.1. Commitment Fee. No Commitment fee is payable in respect of this Facility.

4.2. Loan Interest.

4.2.1. The Borrower shall pay the Agent interest on the Loan outstanding in NT Dollars at the applicable Interest Rate, calculated on the basis of a 365-day year and the actual number of days elapsed. The applicable Interest Rate for each Interest Period, once determined, shall be fixed and shall not change until the first day of the next Interest Period (i.e., the Interest Rate will not change during the same Interest Period). The Borrower shall pay all such interest to the Agent, on each Interest Payment Date, for distribution by the Agent to the Banks pursuant to the applicable provisions of this Agreement.

4.2.2. The Agent shall calculate interest at the applicable Interest Rate periodically and notify the Borrower in written notice of such interest at least three Business Days prior to the relevant Interest Payment Date. The Borrower shall make such interest payments to the Agent in immediately available funds in NT Dollars on each Interest Payment Date, for distribution by the Agent to the Banks.

4.2.3. The business tax and stamp duty (“GBRT”) arising out of the above interest payments shall be grossed up and borne by the Borrower.

4.2.4. The business tax under the VAT and non-VAT Tax Regulation is 2%, however in accordance with related provisions of the regulation, banks also need to set aside 3% of its revenue to allow for overdue debt and offset bad debt; therefore under this Agreement, the business tax to be borne and paid by the Borrower is 5%. In the event the business tax rate changes, the changed rate will be utilized; however the Borrower will still bear the full costs for the provision for bad debt. If the Banks’ overdue loan ratio decreases and no longer need to provide the 3% provision for bad debt, the Banks should notify the Agent. Upon receipt of such notice, at the next payment period, the Agent should calculate business tax at the rate of 2%. The Agent, however is not obligated to verify the Banks’ business tax and may continue to calculate the business tax at 5%.

4.3. Others and Fee Adjustment.

4.3.1 The Borrower shall pay the Arrangers and the Agent fees for the Arrangers’ formation of the Banks and the Agent’s management of affairs pertaining to this Agreement. The terms and conditions of such payment will be separately agreed upon in writing between the Borrower and the Agent.

4.3.2 If the Borrower records changes in its net income ratio according to its most recent consolidated financial statements required to be delivered to the Agent and the Banks, resulting in decreases in its Margin p.a., the Borrower shall inform the Agent in writing of such decrease, and the Agent will in turn notify the Banks. If the Banks do not dispute the accuracy of such changes in Borrower’s net income ratio to the Agent within five days of receipt of notice, the Margin p.a. of the Loans under the Facility, starting from the next Interest Payment Period shall be decreased accordingly. However, if subsequently, the Borrower’s net income ratio changes again, resulting in increases in its Margin p.a., the Borrower or the Banks should inform the Agent in writing, and the Agent will in turn notify the Banks and the Borrower. If the Borrower and the Banks do not dispute the accuracy of such changes in Borrower’s net income ratio to the Agent within five days of receipt of notice, the Margin p.a. of the Loan under the Facility, starting at the next Interest Payment Period shall be increased accordingly. The calculation of the net income ratio should be based on the most recent consolidated financial statements submitted by the Borrower in accordance with the provisions of this Agreement.

4.4. Payment Terms and Default Interest.

4.4.1. The Borrower shall pay to the Agent in accordance with applicable provisions of this Agreement, all sums (such as principal, interests or fees) which it is required to pay by this Agreement or related documents, in immediately available funds and in NT Dollars before 1:00 pm (Taipei time) on the due date.

4.4.2. Any sum payable hereunder may be paid on the next Business Day if the due date thereof is not a Business Day, unless such Business Day falls in another calendar month, in which case the payment shall be made on the Business Day immediately preceding the due day.

4.4.3. If any of the payments required under this Agreement is not paid when due, the Borrower shall immediate cure such nonpayment pursuant to the Agreement, and pay interests thereon to the Banks and/or the Agent at the Default Rate, calculated on the basis of a 365-day year and the actual number of days elapsed, for the period from the due date to the date of actual receipt by the Banks and/or the Agent of such payment. If any such nonpayment pertains to interest payments, a penalty equal to 10% of the overdue nonpayment shall be levied against the Borrower for the first 6 months, and a penalty equal to 20% of the overdue amount shall be levied against the Borrower if such nonpayment remains outstanding for more than six months.

4.4.4. All payments to the Banks from the Borrower under this Agreement shall be paid to the Agent for its distribution to the Banks. Payments made directly to the Banks by the Borrower will not relieve Borrower of its obligations under the Agreement. Save for payments payable solely to the Arrangers or the Agent, the Agent shall, upon its receipt from the Borrower of payments due to the Banks, distribute and forward such payments to each Bank for repayment. Each Bank, the Arrangers and the Agent shall issue and deliver a receipt directly to the Borrower for payment received.

4.5. Cost Increase, Taxes and Change of Law.

4.5.1. In the event of a change in laws or regulations or the interpretations by the competent authorities thereof, or a request by the relevant authority, which result in: (a) the Banks having to pay taxes for transactions hereunder, or a change in the rate or bases of the taxes payable by the Borrower to the Banks pursuant to this Agreement (except for changes in the mandatory tax rate imposed on the net income of the Banks by the R.O.C. government or the jurisdiction of the incorporation of the Banks), (b) an increase or change in application of any reserve, special deposit or similar regulations with respect to the Facility, or (c) an increase in the costs for the Banks to perform or maintain Commitments hereunder, or a decrease in the amounts otherwise receivable by the Banks under this Agreement, and to the extent deemed material by the Majority Banks, the Borrower shall, upon demand of the Banks, pay such additional sums to the Banks as indemnity for the increase in costs or decease in revenue to the Banks. The impact of the above change of law shall be determined based upon the relevant documentary evidence so presented by the affected Bank(s).

4.5.2. Unless otherwise expressly provided by this Agreement, any and all other present and future taxes and fees payable or arising from this Agreement or this Facility shall be borne by the Borrower. If any Bank or the Agent pay(s) such taxes on the Borrower’s behalf, the Borrower shall reimburse such amount immediately upon demand, otherwise, the Borrower shall also pay interest at the Default Rate (on a floating rate basis) on such sums for the period from the date such Bank or the Agent makes such payment to the date the Borrower actually makes such reimbursement in full.

4.5.3. The Borrower shall neither make any withholdings or deductions on any payment which is payable under this Agreement, nor offset any payment payable by it against its indebtedness with any Bank. If the Borrower shall be required by law to make any such withholding or deduction from any payment under this Agreement, the sum payable by the Borrower shall be increased so that after all required withholdings or deductions, (including additional withholdings or deductions in response to the increase in the sum paid hereunder), the Banks, the Agent and/or the Arrangers will receive an amount equal to the sum they would have received had no such withholdings or deductions been made, and the Borrower shall provide the original (or copy certified by the Borrower) of the evidence for such payment to the Banks, the Agent and/or the Arrangers within 30 days after such payment.

4.5.4. Unless otherwise expressly provided by this Agreement, any and all other present and future taxes and fees payable or arising from the execution or registration of this Agreement or other related documents shall be borne by the Borrower. If any Bank or the Agent pay(s) such taxes on the Borrower’s behalf, the Borrower shall reimburse such amount upon demand, otherwise, the Borrower shall also pay interest at the Default Rate (on floating rate basis) on such sums for the period from the date such Bank or the Agent makes such payment to the date the Borrower actually makes such reimbursement in full.

4.6. Application of Payments.

4.6.1. All sums received by the Agent under this Agreement and all other related documents shall be applied in the following order of priority: (a) first, to all expenses and fees payable to or incurred by the Agent under this Agreement and all other related documents, and which are not reimbursed or paid by the Borrower or any Bank (including the agency fee payable to the Agent); (b) then to all outstanding fees and interests (including penalties or default interests payable at the Default Rate) payable by the Borrower to the Agent and the Banks under this Agreement; and (c) then to the distributions by the Agent to each Bank pursuant to the provisions of this Agreement (or in the absence of an express agreement, at the discretion of the Agent), in accordance with the ratio of each Bank’s outstanding Loan under the Facility to the sum of all the Banks’ outstanding Loans under the Facility (the “Risk Sharing Ratio”).

4.6.2. Unless otherwise provided for in this Agreement, the Agent shall forward to the Banks all sums received from the Borrower and payable to the Banks, upon its actual receipt of such sums, for the Banks to apply towards the indebtedness due from the Borrower to the Banks in the order of priority prescribed by this Agreement or laws and regulations. In the event that the sums actually received by the Agent are insufficient to pay all sums in a specific category to the relevant Banks in the same order of priority, the Agent shall distribute such sums to each Bank on a pro-rata basis in accordance with the Risk Sharing Ratio.

4.7. Facility Records. The Agent shall maintain records relevant to the Facility and shall document the Drawdowns of the Commitment by the Borrower and the payments made by the Borrower to each Bank. Details of the outstanding sums due from the Borrower under this Agreement shall be evidenced by such records, unless the Borrower can present specific evidence of manifest errors in such records. The Borrower further agrees to issue such new negotiable instruments or certificate of claims to the Agent according to the Agent’s records if any negotiable instrument or certificate of claims provided by the Borrower to the Agent pursuant to the Agreement is lost, damaged or destroyed, and the Borrower shall at all times unconditionally cooperate with the Agent in the event the Agent is required by laws or regulations to report loss and/or proceed with other relevant formalities due to the loss, damage or destruction of any negotiable instrument or other certificate of claims. In respect of the Agent’s payment to each Bank, so long as the fund is remitted by the Agent to the bank account designated by each Bank in accordance with this Agreement, the Agent shall have no further obligation with respect to such payment.

4.8. Liability Limitation. Notwithstanding any provision herein, absent willful misconduct or gross negligence, no Bank or any of its employees or affiliates shall be liable to the Borrower under this Agreement; and under no circumstances would any of them be liable for any indirect damages, loss of profit or punitive damages.

ARTICLE V. PARTIES.

5.1. Several Obligations of the Banks. The commitments to lend and relevant obligations of the Banks under this Agreement are separate and independent. Each Bank shall perform its own Commitment to extend the Loans in accordance with this Agreement. No action or inaction on the part of any Bank will result in any right or obligation on the part of another Bank. The Banks are not jointly liable with one another for the obligations under this Agreement.

5.2. Joint and Several Claims of the Banks.

5.2.1. Notwithstanding the separate and independent obligations of the Banks to perform their respective Commitment hereunder, all rights and claims of the Banks and the Agent under this Agreement and the related documents against the Borrower are joint and several claims under Article 283 of the ROC Civil Code. Each of the Banks and the Agent are entitled by law to claim performance in whole or in part of the above rights and claims against the Borrower; provided, that all the Banks and the Agent hereby agree to share their rights and interests hereunder, and all their rights and claims under this Agreement shall be exercised in accordance with the applicable provisions of this Agreement. Specifically, except for exercise of the set-off right as provided for in this Agreement, absent the written concurrence of the Majority Banks, no Bank may take any action with respect to any matter under this Agreement or take any action or inaction that conflicts or is inconsistent with the decisions of the Majority Banks.

5.2.2. All of the Borrower, the Banks and the Agent agree that the Agent shall be the payee of the Notes issued by the Borrower pursuant to this Agreement, and if the Borrower subsequently grants security interests in relation to this Facility or purchases insurance for the collaterals under such security interests, the Agent shall be the holder of such security interests or beneficiary of such insurance, as applicable, and the Agent shall act in its capacity as a joint and several creditor with respect to these interests pursuant to this Agreement. All such rights and interest shall be held and exercised by the Agent in accordance with this Agreement for the benefits of all the Banks and the Agent hereunder.

5.2.3. Each of the Banks and the Agent shall, pursuant to this Agreement, share the risks as well as the interests and benefits under this Facility, in accordance with the Risk Sharing Ratio.

ARTICLE VI. CONDITIONS PRECEDENT TO DRAWDOWN.

6.1. Initial Drawdown. The Borrower’s initial Drawdown of the Facility under this Agreement is subject to the conditions precedent that, at least three Business Days (at 10:00 am) prior to the requested date for such Drawdown, the Agent shall have received all of the following documents in form and substance satisfactory to the Agent (in this regard, photocopies presented must have been certified by the document provider as true, accurate and complete copies):

(1) Evidence, including, without limitation, resolutions and minutes of board of directors’ meetings, that the Borrower has completed all necessary internal corporate acts and is duly authorized to enter into, deliver and perform the Acquisition Contract, this Agreement and other related documents, as well as evidence that the person(s) signing this Agreement and other related documents on behalf of the Borrower have been duly authorized by the Borrower;

(2) Copies of the corporate documents of the Borrower, including the Articles of Incorporation, business license, company registration card (including roster of directors and supervisors), and I.D of the Chairman of the Borrower;

(3) The Note and Note Authorization issued by the Borrower in accordance with this Agreement;

(4) A copy of the Acquisition Contract;

(5) Evidence that ASE Test has been duly authorized by its shareholders and board of directors to enter into the Acquisition Contract and to proceed with the Acquisition;

(6) The applications submitted by the Borrower to the competent authority of Singapore law in respect of the Acquisition in accordance with applicable Singapore;

(7) Copies of the various government approvals, reportings and/or filings required for the Acquisition, including:

(a) Copies of the ROC Investment Commission approval letter in respect of the Borrower’s investment in ASE Test and the Acquisition;

(b) Approval of the Singapore competent authority (court) in respect of the Borrower’s and ASE Test’s effecting the Acquisition in accordance with the Acquisition Contract and applicable Singapore laws; and

(c) Evidence that the Borrower and ASE Test have submitted all such reports and filings to the Securities and Exchange Commission of the United Stated (the “SEC”) as required under applicable U.S. laws and have obtained the consent of the SEC;

(8) Evidence that the Borrower does have sufficient funds (including the Loans to be extended under this Facility) to effect the entire payments of the Acquisition;

(9) All third party consents (if any) in respect of the Acquisition have been obtained;

(10) Evidence that all conditions for closing of the Acquisition, except for the Borrower’s payments, have been met;

(11) Favorable written legal opinions of the Banks’ counsel on ROC law related matters under this Facility; and

(12) Such other documents or evidences as may be reasonably required by the Agent in advance.

6.2. Each Drawdown. With respect to each Drawdown (including the Initial Drawdown) of the Facility by the Borrower, the obligations of the Banks to perform their Commitments pursuant to this Agreement are also subject to the following conditions precedent:

(1) The Agent shall have received, on or before at least 3 Business Days (at 10:00 am) prior to the requested date for each such Drawdown, the Drawdown Request duly executed by the Borrower; and

(2) As of each Drawdown Date, no event which restricts or prevents proceeding of the Acquisition has occurred.

ARTICLE VII. REPRESENTATIONS AND WARRANTIES. The Borrower hereby represents and warrants as follows:

7.1. The Borrower is a duly incorporated and legally existing company under the laws of the ROC with all lawful power and authority to own its assets and conduct its business.

7.2. The Borrower has obtained all necessary authorizations in accordance with all its internal procedures to effect the Acquisition and to execute, deliver and perform the Acquisition Contract, this Agreement, the Note and all other documents relevant to this Agreement, as well as to borrow the Loans.

7.3. The Acquisition and the execution, delivery and performance by the Borrower of the Acquisition Contract, this Agreement, the Note and all other relevant documents will not violate any law or regulation, its articles of incorporation or other internal rules and guidelines, will have no material adverse effect on the obligations of the Borrower under any other contract, and will not result in any breach by the Borrower under any other contract.

7.4. The Acquisition Contract, this Agreement, the Note and all other relevant documents each constitutes a legal, valid and binding obligations of the Borrower.

7.5. The Borrower has procured all approvals, permits, licenses required (a) for the Acquisition and (b) for the operation of its current business pursuant to the applicable laws and regulations, and such approvals, permits, licenses all continue to be in force and effect and nothing has occurred which may result in a revocation or cancellation of the above approvals, permits, licenses by the competent authority. Further, with respect to the Acquisition, except for those approvals or consents of the competent authorities of the R.O.C., Singapore and the U.S.A. (which have been obtained and remain current and valid), it is not necessary for the Borrower to obtain any consent from any third party.

7.6. The Borrower has sufficient capital and operation ability to conduct its business, with assets more than its total liabilities and is capable of performing all its obligations on a timely basis.

7.7. All statements and information in connection with the Acquisition, the Borrower and major shareholders of the Borrower as contained in the Information Memorandum (“IM”) furnished by the Borrower to the Arrangers in September 2007 with respect to the Facility (a copy of which was forwarded by the Arrangers to each Bank) appropriately reflect the Borrower’s condition. The Borrower has not omitted any material fact relating to the Acquisition, the Borrower or the Facility; provided, that the Borrower’s financial projections and explanations, investment plan, current market condition and prospects and all relevant opinions, are made on the basis of facts as understood by the Borrower and in reasonable judgment of the Borrower.

7.8. Except as disclosed in writing to the Arrangers and the Banks prior to the execution hereof, there is no suit, litigious or non-litigious proceeding, arbitration, enforcement, administrative dispute proceeding or other dispute (including but not limited to environmental, pollution, waste disposal or security exchange, etc.) involving the Borrower which (a) is reasonably expected to have or will have a material adverse effect on the Acquisition, or on the financial business operation or prospect of the Borrower or of the Borrower and its Subsidiaries as a whole, or (b) may impair the exercise or performance of any rights or obligations by the Borrower under the Acquisition Contract or this Agreement.

7.9. (a) There is no violation of law by the Borrower and no Event of Default has occurred, (b) neither the Acquisition, this Agreement nor the Facility will result in an Event of Default or Prospective Event of Default, (c) the Borrower is not in default of any other contract where such default may affect the Acquisition or this Facility, and (d) there is no other event which may have a material adverse effect on the Acquisition, this Facility or the financial business operation or prospect of the Borrower.

7.10. There is no petition by or against the Borrower for windup, dissolution and liquidation, bankruptcy, corporate reorganization, relief or other similar legal proceeding; nor is any of the above-mentioned proceedings underway or pending with respect to the Borrower.

7.11. Unless otherwise disclosed by the Borrower in the financial statements furnished to the Agent, or otherwise disclosed by the Borrower to the Banks and Agent in writing prior to the execution of this Agreement, the claims of each Bank against the Borrower under this Agreement rank at least pari passu in priority of payment with all claims of any other person against the Borrower (except for claims mandatorily preferred by law).

7.12. The audited financial statements of the Borrower as at and for the period ended June 30, 2007, are correct in all material respects and have been prepared in accordance with generally accepted accounting principles in the ROC and fairly present the financial condition and operations of the Borrower as of the date thereof and for the period then ended. Except for those which have been otherwise disclosed to the Banks and the Agent in writing, there are no material liabilities, direct or indirect, fixed or contingent, of the Borrower as of the date of such financial statements that are not reflected therein or in the footnotes thereto. Since the date of such financial statements, there has been no material adverse change in the business operations, management, business prospects or condition (financial or otherwise) of the Borrower or of the Borrower and its Subsidiaries as a whole.

7.13. All written information delivered to the Agent, the Arrangers and the Banks pursuant to this Agreement are true, complete and correct; and at such time the written information was so delivered there were no material mistake or omission which may negatively impact the Agent, or the Banks.

7.14. The foregoing representations and warranties of the Borrower will be true, accurate and complete throughout the term of this Agreement.

ARTICLE VIII. COVENANTS. In addition to other undertakings made under this Agreement, the Borrower undertakes and agrees that, as of the date of this Agreement and until such time that all of its liabilities and obligations under this Agreement and all other relevant documents have been fully discharged and performed, it shall duly perform the following obligations:

8.1. After execution of this Agreement and prior to the Initial Drawdown, the Borrower shall issue and deliver to the Agent a Note in an amount of the Total Commitment payable to the Agent (in the form and substance of EXHIBIT III hereto) and a Note Authorization (in the form and substance of EXHIBIT IV hereto). The Borrower hereby unconditionally and irrevocably authorizes the Agent, subject to occurrence of an Event of Default, to insert the maturity date, interest rate (being the Default Rate) and the commencement date of the interest period of such Note in accordance with relevant provisions of this Agreement and to exercise all rights under the Note. With respect to the Note (and any Note issued in substitution therefor), the Borrower shall, on or before the date falling 2 years from the date of issuance thereof, issue and deliver to the Agent another Note identical in all substantive respects with the existing Note (save that the face amount may be reduced in accordance with the then Total Commitment) to replace the existing Note. The Agent and the Banks agree that the Note and the Note Authorization held by the Agent shall be immediately and unconditionally returned to the Borrower upon discharge of the Borrower’s obligations hereunder in full.

8.2. The Borrower shall at all times: (a) maintain the existence, nature of business and scope of business of its company or other reasonable extended business within the scope of this Agreement, and maintain all approvals, licenses and permits necessary or desirable for the conduct of its business and operations or the ownership of its properties (including but not limited to environmental, pollution, waste disposal or security exchange, etc.) and for the timely performance of this Agreement; (b) conduct its business in a regular manner; (c) comply with all laws, regulations and requirements issued by all government authorities with jurisdiction over such matters; (d) keep and maintain proper books and records; and (e) pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, its income, profits or properties.

8.3. The Borrower shall ensure at all times that the Agent’s and the Banks’ claims against the Borrower under this Agreement shall rank at least pari passu in priority of payment with all unsecured claims of any other person against the Borrower (except for those preferred by operation of law or those necessary in the ordinary course of business).

8.4. In the event of any of the following, the Borrower shall promptly notify the Agent in writing thereof and inform the Agent the measures that it has adopted: (a) any substantive or material change to the Borrower’s business operations, (b) any material change to the major shareholders, directors, supervisors (excluding replacement of proxies appointed by corporate shareholders), major management, financial conditions or major assets of the Borrower; (c) occurrence of any Event of Default or Prospective Event of Default; or (d) occurrence of any other event which could affect this Facility, the Borrower’s creditworthiness or ability to perform.

8.5. During the term of this Facility and until such time that the Borrower has completely discharged all its liabilities under this Agreement, the Borrower shall not, without prior written consent of the Majority Banks (which consent shall not be unreasonably withheld): (a) except for those asset transfers or disposals between the Borrower and its Subsidiaries on an arms length basis, sell, lease, transfer or otherwise dispose of its business or assets in amounts equal to 20% or more of its then total assets, whether in a single transaction or on an aggregate basis; (b) make any material change to the scope or nature of its business; (c) conduct any transaction which is not at arms length basis; (d) create, incur, increase or suffer or permit to exist any security interest or encumbrances in favor of any third party on any of its currently exiting and/or future assets or revenue, except for (A) security interests which are existing and have been disclosed to the Agent and the Banks in writing prior to the date hereof or security interests required to be provided during the ordinary course of business, (B) security interests over any future machinery acquired pursuant to a government sponsored program after the date hereof in favor of banks securing the financing of the purchase price or cost thereof; (e) except for those provided in accordance with its articles of incorporation or its internal rules governing the extension of loans, provide loans to any other parties; or (f) enter into liquidation or dissolution.

8.6. During the term of this Facility, the Borrower shall not, without prior written consent of the Majority Banks, (a) enter into any merger or consolidation with others, (b) effecting any spin-off or capital reduction, (c) except for the Acquisition, commencing from the date hereof, make any investment in any other companies in an accumulative aggregate amount of more than NT$10, 000,000,000, or (d) acquire material assets of any other companies; provided, that no Majority Banks consent shall be required for the following: (i) investment in any Subsidiary existing prior to the date hereof, (ii) entering into a merger under which the Borrower is the surviving entity, (iii) merger or consolidation with its Subsidiary(ies), or (iv) effecting a spin-off under which the assignee of the assets is a Subsidiary and would not cause a violation to Section 8.5 (a) hererof; so long as any of the above shall not cause any material adverse impact on the Borrower’s business operation, financial condition or ability to perform hereunder.

8.7. The Borrower shall from time to time upon request by the Agent provide information, records and documents in respect of the Acquisition Contract, this Agreement and its ability to perform same, to the extent it does not interfere with the normal operations of the Borrower, and shall permit the representatives or agents of the Agent to enter the premises of the Borrower to review (or make copies or extracts of) the various accounts, records or documents that are relevant to the Borrower’s ability to perform under the Acquisition Contract, this Agreement or other related agreements. To the extent deemed to be necessary by the Majority Banks, the Agent may retain outside persons to conduct such inspection provided that such persons shall be subject to confidentiality obligations.

8.8. (a) Throughout the term hereof, within 30 days after the end of each first and third fiscal quarter of the Borrower, the Borrower shall provide to the Agent and the Banks copies of its quarterly report for such quarter, prepared and reviewed on an unconsolidated (and consolidated, if available) basis, including therein its balance sheet as of the end of such fiscal quarter, statement of its income and cash flow statement. Each of such reports shall be prepared by the Borrower, reviewed by a creditable independent public accounting firm in accordance with applicable generally accepted audit standards, and the information contained therein shall also be presented in accordance with applicable generally accepted accounting principles consistently applied.

(b) Throughout the term hereof, within 90 calendar days after the end of each first fiscal half-year of the Borrower, the Borrower shall provide to the Agent and the Banks with copies of its semi-annual report (including footnotes) for such half-year, prepared on an audited consolidated and unconsolidated basis, including therein its balance sheet as of the end of such fiscal half-year, balance sheet, statement of its income and cash flow statement. Each of such audited reports shall be prepared and certified by a creditable independent public accounting firm in accordance with applicable generally accepted audit standards and the information contained therein shall be presented in accordance with applicable generally accepted accounting principles consistently applied.

(c) Throughout the term hereof, within 120 calendar days after the end of each fiscal year of the Borrower, the Borrower shall provide to the Agent and the Banks copies of its annual report (including footnotes) for such year, prepared on an audited consolidated and unconsolidated basis, including therein its balance sheet as of the end of such fiscal year, statement of its income, statement of changes in shareholders’ equity and cash flow statement. Each of such audited reports shall be prepared and certified by a creditable independent public accounting firm in accordance with applicable generally accepted audit standards and the information contained therein shall be presented in accordance with applicable generally accepted accounting principles consistently applied.

(d) Each of the annual and semi-annual financial statements provided by the Borrower in accordance with the above shall be accompanied by a certificate (in the form of EXHIBIT V hereto), stating and certifying that no breach to relevant financial ratios under this Agreement has occurred.

(e) At the request of the Agent from time to time, the Borrower shall provide all relevant information relating to the finances, business, operations, major shareholder structure and assets of the Borrower to the Agent. Upon providing the various financial statements, the Borrower shall provide sufficient copies to enable the Agent to distribute a copy to each Bank. The Borrower hereby authorize the Agent to provide each Bank with the various financial statements and information provided by the Borrower.

(f) The Borrower shall ensure that the contents of the financial statements prepared by the Borrower are in compliance with the laws of the ROC and generally accepted accounting principles, and that the substantive contents of the documents and information relating to the Borrower are true, correct and complete in all material respects.

8.9. The Borrower shall, commencing from the date hereof and throughout the term hereof, maintain the following financial ratios (to be tested semi-annually based on the annual audited and semi-annual audited consolidated financial statements):

(a) Its ratio of Current Assets to Current Liabilities shall not be less than 100%.

(b) Its ratio of Total Liabilities to Tangible Net Worth shall not exceed 150%.

(c) Its Interest Coverage Ratio shall not be less than 280%. For purposes hereof,

Interest Coverage Ratio	= Pre-tax Income + Interest Expense + Depreciation + Amortization
Interest Expense

(d) Its Tangible Net Worth shall not be less than NT$45,000,000,000.

For purposes of the calculation above, “Tangible Net Worth” shall mean shareholders equity plus minority shareholdings minus intangible assets (such as patents, trade names); “Total Liabilities” shall mean Total Debts including Contingent Liabilities but excluding minority shareholdings; and “Contingent Liabilities” shall mean the outstanding obligations in respect of endorsements guarantees provided by the Borrower. In addition, unless otherwise expressly specified herein, all accounting terms used herein shall be defined in accordance with the ROC generally accepted accounting principles.

8.10. The Borrower shall keep its general properties and business insured with financially sound and reputable insurance companies in the manner and with such coverage and amount to the extent customary for companies of a size comparable to it engaging in businesses of a like character.

8.11. Commencing from the completion of the Acquisition, the Borrower shall ensure that, at any time during the term hereof, the Borrower shall from time to time and at all times maintain at least 51% of the total shareholding of ASE Test and the effective control over the management of ASE Test.

8.12. All proceeds of the Loans under this Facility shall be used for the purposes as specified in this Agreement and shall not be used for any other purpose; provided, that neither the Agent nor the Banks shall have any obligation to monitor the Borrower’s actual application thereof.

8.13. The Borrower does not enjoy any right of sovereign immunity or privilege from any judgment, attachment or other legal procedures and hereby agrees to waive the same even if it were entitled to any of such right.

8.14. All representations and warranties made by the Borrower in this Agreement shall remain correct, true and complete throughout the term hereof.

ARTICLE IX. DEFAULT.

9.1. Event of Default. The occurrence of any of the following shall constitute an Event of Default under this Agreement:

(1) The Borrower shall fail to make any payment, when due, of principal or interest under this Agreement or make any other payment due to any Bank, any Arranger or the Agent under this Agreement or any other related agreement (regardless of whether or not such payment becomes due by acceleration or otherwise).

(2) The Borrower shall fail to perform or violate any condition, covenant, undertaking or obligation towards any Bank, any Arranger or the Agent stipulated under this Agreement, or performance of any such condition, undertaking, covenant or obligation hereunder shall become invalid or illegal, and such default is not cured within 14 days after the occurrence thereof.

(3)(a)The Borrower or any Subsidiary, whether as a primary obligor or a guarantor, shall default in making payment of any sums under any other agreement (with any Bank, any Arranger, the Agent or any third party); or (b) there shall occur any event which accelerates or permits acceleration of the maturity of any debt obligations of the Borrower or any Subsidiary with any such creditors in an accumulated amount of NT$350,000,000 or more.

(4) Any representation or warranty made by the Borrower under this Agreement is found to be false or untrue when made or is reasonably deemed by the Majority Banks as having become false or untrue.

(5) The Borrower shall cease doing business as an ongoing concern; admit in writing its inability to pay its debts as they become due; file a petition in bankruptcy (or has any such petition filed against it); be adjudicated bankrupt or insolvent; file a petition (or has any such petition filed against it) seeking any reorganization, composition, liquidation, dissolution, delisting of shares of stock, suspension of trading or similar arrangement under any statute, law or regulation for the relief of debts; file an answer admitting the material allegations of a petition filed against it in any such proceeding; and cause material adverse changes to its financial conditions.

(6) The Borrower shall fail to maintain any of the financial ratios stipulated in Section 8.9 hereof.

(7) The Borrower or any Subsidiary shall fail to pay any tax in accordance with applicable laws and regulation, causing material impact on it business operation or financial condition, except if the Borrower or such Subsidiary has filed a petition therefor in accordance with applicable laws and regulations.

(8) The Borrower shall fail to provide such financial, business or accounting information as may be requested by the Agent pursuant to this Agreement, or shall fail to cooperate in respect to the review or inspection of records by the Agent as requested.

(9) The Borrower or any Subsidiary shall cease its operations permanently or is ordered to cease its operations permanently, or its checks are dishonored, or has been blacklisted by the bills clearing house, which could adversely affect its ability to perform hereunder.

(10)Any government consent, licenses or approval required in connection with the operations of the Borrower or any Subsidiary is revoked or becomes expired which could adversely affect its ability to perform hereunder.

(11)Any agreement, conversant, undertaking or obligation of the Borrower hereunder may become invalid or unenforceable which could adversely affect its ability to perform hereunder.

(12)Any government or governmental authority shall nationalize, take custody or control over or otherwise expropriate all or a substantial part of the property or assets of the Borrower or any Subsidiary which, in the reasonable judgment of the Majority Banks, will cause material adverse impact on the operation of the Borrower or any Subsidiary.

(13)Any attachment, compulsory execution, disposal restriction or similar legal process shall be initiated against any assets of the Borrower or any Subsidiary, which will cause material impact on its business operation of financial condition and is not discharged within 14 days upon occurrence thereof.

(14) Any final judgement is rendered against the Borrower or any Subsidiary and the Borrower or such Subsidiary shall fail to pay the same accordingly.

(15)The Borrower or any Subsidiary is subject to any material litigation, arbitration, or other disputes, or is subject to any ruling or order issued by the court or competent authority against it which could adversely affect its ability to perform hereunder.

(16)There occurs a material adverse change in the business operations, financial condition or ability to perform of the Borrower or of the Borrower and the Subsidiaries as a whole, or any material adverse change in the major shareholding or assets structure of the Borrower, which in the professional judgment of the Majority Banks, gives reasonable grounds for belief that the Borrower’s ability to perform the obligations hereunder or under any related agreement would be affected.

9.2. Determination of Default. In the event of any dispute between the Banks and the Borrower or amongst the individual Banks, as to whether an Event of Default has occurred, any disputing party may request the Agent in writing to seek clarification from the Banks and obtain the determination of the Majority Banks.

9.3. Consequences of Default.

9.3.1. Where an Event of Default has occurred, the Commitments shall immediately be suspended, and may not be further utilized unless otherwise permitted by the Majority Banks (at which time the Agent shall notify the Borrowers). Should the Majority Banks decide to take actions and so instruct the Agent in writing, the Agent shall, upon the instruction of the Majority Banks, (a) by written notice to the Borrower, declare the entire unpaid principal amount of all the outstanding Loans, all unpaid interest, fees and all other sums payable hereunder to be immediately due and payable, whereupon the Borrower shall immediately repay such amounts; and/or (b) present the Note for payment; and/or (c) take all such other actions as may be permitted by law or contract. Demand, protest or notice of any kind, other than the notice specifically required by this Section, are hereby waived by the Borrower to the extent permitted by law.

9.3.2. Where an Event of Default occurs, the Borrower shall also make payment of interest to the Banks and/or the Agent in respect of any amounts due and outstanding, calculated from the date that such amounts becomes due until such time that the amounts are actually paid; and if any Bank and/or the Agent incurs any other costs or direct losses as a result of such default, the Borrower shall also indemnify such Bank and/or Agent for and against such costs or losses (such Bank or Agent shall provide relevant evidence). Unless otherwise provided herein, the Borrower shall not be liable to the Bank or its employees or affiliates for any indirect damages, loss of profit or punitive damages.

9.3.3. The costs and expenses incurred by the Agent in relation to the exercise of the various rights and actions taken pursuant to the Agreement shall be shared by the Banks on a pro-rata basis (by the Risk Sharing Ratio), except where such costs have been paid by the Borrower. If the Borrower fails to pay such costs or expenses, the Agent is not obliged to make such payments, and may require the Banks to advance such payments in accordance with the Risk Sharing Ratio.

ARTICLE X. AGENT, ARRANGERS AND BANKS.

10.1. Each Bank hereby appoints the Agent to act as agent hereunder and irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and any other agreements and instruments referred to herein and therein. In performing its functions and duties hereunder, the Agent shall act solely on behalf of the Banks and not in the capacity as trustee of the Banks or the Borrower or in the capacity as agent of the Borrower. The Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement; (b) shall not be responsible to the Banks for any failure by the Borrowers or any other person to perform any of its obligations under this Agreement or any other document referred to herein; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder; and (d) shall not be required to take any action that the Agent deems in good faith to be contrary to any applicable law. The Agent may employ agents, consultants and accountants and shall not be responsible for the negligence or misconduct of any such person selected by the Agent in good faith save for its gross negligence or willful misconduct in such selection.

10.2. Each Bank acknowledges and agrees that it shall independently assess, inspect and be responsible for the credit worthiness or records of the Borrower and other relevant information. Relevant risks applicable to each Bank as a result of making available the Loans shall be independently borne by such Bank. The Agent and the Arrangers do not make any representations or warranties regarding, and shall not be responsible for, the credit worthiness, ability to perform of the Borrower or any other matters relating to this Agreement.

10.3. The Agent may not take any action that is contrary to the written instructions of the Majority Banks, and shall take the legal actions in accordance with this Agreement, based on the written instructions of the Majority Banks. Except as instructed in writing by Majority Banks, the Agent may refuse to take any actions. The Agent may, but is not obligated to, seek approval of the Majority Banks for actions taken by it pursuant to the Agreement. Absent willful misconduct or gross negligence, the Agent shall not be responsible in any way to the Borrower or any Bank in respect of actions taken in accordance with the written instructions of the Majority Banks, or actions subsequently approved by the Majority Banks. Unless the Majority Banks have issued a written instruction to the Agent to take a specific action, the Agent shall not be held responsible in any way for failing to take such action. Irrespective of any other provisions to the contrary in this Agreement, the Agent may refuse to take any action on behalf of the Banks if the legitimacy of the instructions from the Banks are in doubt or until it has received confirmation that it will be satisfactorily reimbursed for the related costs. In addition, except for exercising the set-off right hereunder, no Bank may take any action individually without the written consent of the Majority Banks, nor take any action or make any omission that would conflict or be inconsistent with the decisions of the Majority Banks (decisions made by the Majority Banks pursuant to relevant provisions of this Agreement shall be binding on all of the Banks).

10.4. The Agent shall handle matters relating to this Agreement (including but not limited to obtaining the Reference Rate) in accordance with the provisions of this Agreement, and shall handle matters relating to the Commitment and exercise the rights under this Agreement in accordance with relevant provisions of this Agreement. In handling such matters, the Agent shall act in accordance with the provisions of this Agreement and/or the written instructions of the Majority Banks, and may (but is not obliged to) exercise the same degree of care as if it were handling facilities granted by the Agent alone.

10.5. In respect of documents submitted to the Agent by the Banks and the Borrower in accordance with this Agreement, the Agent shall verify the signatures and chops in accordance with normal procedures, but is not required to further examine the contents or any other aspect of such documents. In executing matters in relation to this Agreement, the Agent may rely on the validity, authenticity and correctness of the signatures and contents of relevant documents received and may rely on the advice received from its legal counsel. The Agent shall not be liable for any actions taken based on such reliance. In addition, in making remittances to the Banks, the Agent may rely upon the correctness of the addresses and remittance accounts stipulated in respect of each Bank in SCHEDULE I of this Agreement.

10.6. In handling matters relating to the Commitment (such as advance, repayment, reduction, etc.), the Agent shall allocate the Commitment in accordance with the proportions stipulated in this Agreement; provided, that where actual calculations do not permit allocation to be made in such a manner/ratio, the Agent may use its reasonable judgment in making the allocation, and no Bank shall raise any objection thereto.

10.7. Unless otherwise stipulated in this Agreement, communications by the Agent in relation to this Agreement may be carried out by fax, and the Agent may rely upon the authenticity and correctness of the contents of the faxed documents it receives. The Agent shall not be responsible in any way for the disruption or delay of any transmissions or receptions of communication (by telephone, fax or courier) or for any defect, error or consequences in the transmission or reception process, except where such is caused by the willful misconduct or gross negligence of the Agent.

10.8. Upon receiving any notices from the Borrower, the Agent shall notify each of the Banks. Except for notices, reports, financial statements and other documents required to be delivered by the Agent to each of the Banks under this Agreement, the Agent is not obliged to provide the Banks with any other information in its possession concerning the credit record, general business and financial status of the Borrower.

10.9. During the term of this Agreement, the Agent, the Arrangers or any of the Banks may enter into other transactions unrelated to the Facility with the Borrower in capacities other than as the Agent, an Arranger or a Bank. Such transactions shall not be affected by the Agreement.

10.10. The Agent may notify the Borrower and each of the Banks in writing at any time that it shall resign from the position of the Agent (as soon as a new Agent takes office). The Majority Banks are also entitled to replace the Agent at any time. Upon the resignation or replacement of an Agent, the Majority Banks are entitled to elect a new Agent. If within 30 days after the resignation of the Agent or the replacement of the Agent by the Majority Banks, the Majority Banks fails to elect a new Agent or the newly elected Agent does not agree to take the office, the original resigning Agent may select a financial institution as its successor. If the successor is not successfully selected by the Agent during another 30-day period, the Agent may still resign. During such period (before the successor agent in selected), all the Banks shall jointly perform the duties of the Agent until the successor agent is selected, but if the Majority Banks resolve to exercise the rights under the Note during such period, the Agent shall perform relevant acts in accordance with this Agreement. The resigning Agent may continue to collect any sums falling due but uncollected during the period of its office and this provision shall remain applicable to any acts taken by the resigning Agent prior to its duties being terminated.

10.11. All the payments received by the Agent from the Borrower for the common interest of the Banks and payments from the Banks to be distributed to the Borrower, shall after being applied for payment of various fees and expenses in accordance with this Agreement, be distributed or allocated in accordance with this Agreement

(for payments to be distributed amongst the Banks, the distribution shall be made in accordance with the Risk Sharing Ratio), and shall deliver such payments to each Bank by the Business Day following actual receipt thereof. The Agent’s obligation to distribute the said payments shall be limited to the amounts that it actually receives, and the Agent is not obliged to advance any amounts therefor. The Agent may assume that the relevant persons with obligation to pay will make the relevant payments to the Agent in accordance with the Agreement, and may (but is not obliged to) distribute or pay such amounts to each of the Banks on the basis of such assumption and in the aforementioned manner. However, where the Agent relies on such assumption in making the payment, but subsequently finds that it has not actually received the relevant payment, the Bank or the Borrower which receives the said amount from the Agent shall refund the payment immediately upon receiving the notice from the Agent, and shall pay interest to the Agent from the date that it receives the payment and until the date that refund is actually made to the Agent, calculated at the PIBC overnight Rate.

10.12. Unless the Agent has received the notice from any Bank or the Borrower concerning the occurrence of an Event of Default, which notice expressly states that it is a “notice of Event of Default”, the Agent shall not be deemed to have known or has been informed as to the occurrence of an Event of Default. Upon receiving the said notice, the Agent shall notify each of the Banks as soon as possible.

10.13. The Agent shall be treated as an independent business unit of Citibank, N.A. Any notice to be sent to the Agent shall not be deemed duly sent if it were sent to other business department of Citibank N.A.

10.14. Any damage, if any, caused to the Borrower as a result of any act or omission to act of a Bank shall be the responsibility of that relevant Bank, and the Arrangers, the Agent or any other Banks shall not be responsible therefor.

10.15. In the event of any damage or loss to the Agent or a Bank in the course of performance of this Agreement by the Borrower or its agent or employee, as a result of causes attributable to the Borrower or its agent or employee, the Borrower shall be liable for full indemnification against such damage or loss.

10.16. Unless otherwise provided hereunder, in respect of their performance hereunder, neither the Agent nor its agents or employees shall be held liable in whatever respect to the Banks except for those as a result of its willful misconduct or gross negligence.

10.17. The Agent may outsource the matters to be handled by it under this Agreement to others in accordance with applicable laws and regulation.

ARTICLE XI. SET-OFF.

11.1. In the event that the Borrower fails to perform its obligations under this Agreement or any other relevant agreement in connection with the Facility, each of the Banks and the Agent, in addition to exercising the various rights of claim under this Agreement, shall also be entitled to (but are not obliged to) offset any sums in accounts (irrespective of whether such sum is of the same currency and, in case of different currencies, such Bank or the Agent may convert same to the same currency as the Borrower’s obligations hereunder) held by the Borrower at the said Banks or the Agent (including their headquarters and all branches) and all claims of the Borrower against the Bank or the Agent, against the obligations of the Borrower to the Banks and/or the Agent under this Agreement (the Borrowers further agrees that such accounts or other claims shall be deemed to mature automatically upon such time that the offset is exercised by the relevant Bank or the Agent). Where an account held by the Borrower is a time deposit account, the relevant Bank or the Agent may directly terminate the time deposit account agreement prematurely and offset funds in the said account against the obligations under this Agreement, notwithstanding that the deposit term has not expired; where such an account is a checking account, the Borrower agrees that an announcement by the Banks of the acceleration of the obligations under this Facility shall be a condition for termination of the checking account agreements and upon such announcement, the checking account agreement shall cease to be effective, and the Banks or the Agent may directly exercise its right of offset and notify the Borrower thereof. To the greatest extent permitted by law, the exercise of such setoff right shall be deemed to take effect at the time that such offset is recorded on the books of the relevant Bank. Where the offset amount is insufficient to satisfy the full amount of the outstanding obligations of the Borrower hereunder, the Borrower shall remain liable for repaying the insufficiency thereof.

11.2. In order to maintain the pro-rata repayments to each Bank, where any payments received by a Bank in respect of the Facility (whether as a result of voluntary or involuntary offset or otherwise) exceeds the pro-rata amount due to that Bank in accordance with this Agreement, such Bank shall (a) forward such sums to the Agent for distribution to all Banks in accordance with this Agreement or (b) if necessary and to the extent required by law, purchase from the other Banks a right of claim equivalent to the amount of the excess, so that such Bank may, in substance, share with the other Banks the proceeds of the additional repayment. However, if the benefiting Bank is subsequently required to return all or part of such repayment, the aforementioned purchase of claim shall be unwind immediately, and the consideration paid for such purchase shall also be refunded without interest. The Borrower further agrees that the Banks may exercise all rights (including the right of offset), in the same manner as for other rights hereunder, in respect of the claims so purchased.

11.3. If any other creditor of the Borrower effects a compulsory execution against any account of the Borrower with a Bank or the Agent, and the executing court issues an attachment order, collection order, or transfer order to the Bank or the Agent in respect of such account, the said Bank or the Agent shall be entitled to declare that the Borrower’s obligations under this Agreement in an amount equal to the amount of such deposit to be subject to compulsory execution shall become due and payable immediately, and to offset same against such deposit in the account; provided, that so long as such attachment shall not constitute an Event of Default, the availability of the Commitment shall not be affected.

ARTICLE XII. EXPENSES.

12.1. All reasonable legal costs and other costs and expenses incurred by the Arrangers in arranging for the Banks and preparing this Agreement, or any other related documents, as well as costs and expenses to be incurred for any subsequent amendments or modification to this Agreement, shall be borne by the Borrower.

12.2. All reasonable fees and legal costs incurred by a Bank and/or the Agent arising from occurrence of an Event of Default in exercising the rights under this Agreement and other relevant agreements, shall be borne by the Borrower.

12.3. If the Borrower fails to pay the costs and expenses in accordance with this Agreement, the Agent has no obligation to advance same and may require each of the Banks to advance same in accordance with the Risk Sharing Ratio (or if the Borrower has not yet made any Drawdown at such time, in accordance with the Commitment Ratio), and the Agent may take the relevant action only upon receipt of such payments in full from the Banks. If the Agent has advanced such payment, the Banks shall reimburse the Agent immediately upon demand, and if any Bank fails to make such reimbursement timely, the Agent may directly deduct such payment against sums to be paid to the Banks under this Agreement. The Banks reimbursement obligations hereunder shall not be affected by any assignment of such Bank’s right or obligation hereunder, and to the extent such payment is not paid, the assignee bank shall assume same accordingly.

12.4. Neither the Banks, the Arrangers nor the Agent is obliged to advance any payment(s) on behalf of the Borrower. However, if a Bank, an Arranger or the Agent has done so, the Borrower shall reimburse them for same immediately upon demand, failing which interest at the Default Rate (on a floating rate basis) shall be payable on such payment commencing from the date of advance by the Bank(s), the Arranger(s) or the Agent until such reimbursement is actually made by the Borrower.

ARTICLE XIII. NOTICES AND PAYMENTS BY AGENT.

13.1. Notices made under this Agreement shall be made in writing (by letter or fax) in accordance with relevant provisions of this Agreement; in addition: (a) notices made to the Borrower or the Agent shall be delivered to the address or fax number set out below in this Agreement (or such other address or fax number subsequently notified in writing); (b) notices made to a Bank shall be delivered to the address or fax number of the relevant Bank as set out in SCHEDULE I of this Agreement (or such other address or fax number subsequently notified); (c) monies payable by the Borrower/the Agent to the Agent/the Banks under this Agreement, if made by electronic transfer, shall be remitted to the relevant Banks/the Agent by the inter-bank remittance system to the account detailed in SCHEDULE I of this Agreement or detailed below (or such other account subsequently notified in writing). Notices delivered in person shall be deemed duly delivered when so delivered; notices sent by prepaid registered post shall be deemed duly delivered five (5) days after posting; notices sent by fax shall be confirmed by delivering written confirmations and such notices shall be deemed delivered when the written confirmations thereto have been received:

(a)	To Borrower: ADVANCED SEMICONDUCTOR ENGINEERING INC.

Address:

TEL No:
Fax No:
Contact:
A/C Name:
A/C No.:

(b)	To Agent: CITIBANK, N.A., TAIPEI BRANCH

Address:

TEL No:
Fax No:
Contact:

13.2. Any party that changes its address, telephone number, fax number or remittance account shall immediately notify the Agent and other parties under this Agreement in writing. In the absence of such notice, the change shall not be binding as against the Agent or the other parties of this Agreement.

ARTICLE XIV. NON-WAIVER. The rights and remedies of the Agent, the Arrangers and the Banks under this Agreement and the related agreements shall be in addition to, and not exclusive of, any rights or remedies which the Agent, any Arranger or any Bank has under the law, and no delay by the Agent, any Arranger or any Bank in exercising any power, privilege or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power, privilege or right preclude other or further exercise thereof or the exercise of any other power, privilege or right.

ARTICLE XV. AMENDMENT AND ASSIGNMENT.

15.1. An amendment or modification to this Agreement shall be made in writing and shall be agreed to by the Borrower, the Arrangers, the Agent and the Banks; provided, that, amendments relating to those matters which are not directly related to the Borrower shall require only the consent of the Agent and the Majority Banks and shall be made in writing without the consent of the Borrower (although the Borrower shall be notified of such amendment in writing).

15.2. The Banks, the Arrangers and the Agent agree that: for those matters which are otherwise provided for in this Agreement or those matters which have been expressly stipulated hereunder, the relevant provisions or stipulations will apply separate such provisions or stipulations, as well as all matters relating to: (a) amendment to the validity period, availability or Commitment Termination Date of this Facility, (b) amendment to the amount, the interest/fee rate or due date of a payment, (c) increase of the Total Commitment under this Agreement, (d) amendment to the definition of “Majority”, (e) amendment to Sections 15.1, 15.2 or 15.3 of this Agreement, or (f) the removal of all or part of the financial ratios (not including the amendments thereof) which shall be subject to the written consent of all of the Banks, all other amendments or modifications to the Agreement, waiver of an Event of Default, or modification to other matters relating to this Agreement may be amended, waived or revised based on the written consent of the Majority Banks (a decision by the Majority Banks in accordance with such provision shall be binding on all of the Banks and the Arrangers).

15.3. In respect of a waiver, amendment or modification to be made by the written consent of all of the Banks or the Majority Banks, each of the Banks, the Arrangers and the Agent hereby agree and unconditionally authorize the Agent to execute the relevant documents, for and on behalf of all of the Banks, the Arrangers and the Agent, in accordance with the written consent of all of the Banks or the Majority Banks, as applicable (acts of the Agent in accordance with this provision shall be binding on all of the Banks and the Arrangers).

15.4. This Agreement shall be binding on the assignees or successors of each party to this Agreement, or any other person who assumes or succeeds to the rights or obligations of such party according to law; provided, that the Borrower may not assign its rights or obligations under this Agreement without the prior written consent of the Agent and all of the Banks.

15.5. A Bank may at any time with notice to (but without the consent of) the Borrower, the Agent or any other Bank change its lending office for this Facility, and may, by no less than 5 Business Days prior written notice (in form of EXHIBIT VI hereto) to the Agent and the Borrower, assign or transfer its rights and/or obligations hereunder without the consent of the Agent or any other Banks; provided, that except as agreed by the Borrower or after occurrence of an event under Section 9.3 of this Agreement, (a) such shall not cause any additional cost to the Borrower and (b) the assignee shall agree in writing to the Agent to be bound by this Agreement. In respect of each such assignment, the Bank proposing to assign its rights and/or obligations shall pay (or cause the assignee to pay) the Agent a processing fee of NT$50,000 for each assignment.

15.6. A Bank may enter into a risk participation agreement with other person(s) in respect of its claim under this Agreement, without being required to notify the Borrower the Agent or any other Bank; provided, that such other party may not assert any right of claim against the Borrower or any other party under this Agreement.

15.7. In addition to disclosure of information according to relevant laws and regulations, the Agent and the Bank may from time to time provide contents of this Agreement, or information held by it concerning the Borrower or the parties related to this Agreement, to its head office, parent, affiliate or an assignee of the rights under this Facility or a person sharing the risks (including potential assignee or participant), the Joint Credit Information Center, a credit assessment institution, a trustee for asset securitization program, a credit rating institution, or other institutions that provides outsourcing services to the Agent or the Banks without consent of the Borrowers or the relevant parties.

15.8. Compliance with applicable “know your customer” anti-money laundering laws and regulations (collectively, “AML Compliance”) is the responsibility of each Bank, and the Agent shall not be responsible for any Bank’s AML Compliance. The Borrower shall promptly upon the request of the Agent or any Bank supply such documentation and other evidence as is reasonably requested by the Agent or any Bank in order for the Agent, such Bank or any prospective assignee or sub participant to carry out and be satisfied with the results of all AML Compliance or other checks in relation to any person that it is required (under any applicable law or regulation) to carry out in respect of the transactions contemplated hereby. The Agent and the Banks may disclose to any relevant tax authority the information or materials of the Borrower in respect of this Agreement or make any other necessary disclosure after giving notice to the Borrower.

15.9. The Borrower acknowledges that communications made by the Agent may be made by email, fax or other electronic means which may not be secure or reliable. The Agent will not be liable to the Borrower for any such security or reliability issues. Also, the Agent may, if it deems necessary to do so, monitor, record or retain communications between the Agent and the Borrower.

15.10. Each Bank shall inform the Agent of any merger or change of its name or organization structure and, if required by the Agent, shall provide the Agent such legal opinion acceptable to the Agent to prove that its legal capacity remain unchanged. Otherwise, the Bank shall, upon request by Agent, execute and deliver to the Agent, at its own costs, such assignment document transferring rights and obligations to the entity surviving the name change, reorganization or merger.

15.11. The Borrower agrees that, each of the Banks may outsource the debt collection with respect to this Facility to a third party in accordance with “Rules Governing the Internal Operational System and Procedures for Outsourcing Services By the Financial Institutions” promulgated by the competent authority and other relevant laws and regulations.

ARTICLE XVI. GOVERNING LAW. This Agreement shall be governed by the laws of the ROC. Any matters not fully stipulated within this Agreement shall be in accordance with relevant laws of the ROC.

ARTICLE XVII. JURISDICTION. All of the parties hereto agree that with respect to litigation in connection with this Agreement, the Taipei District Court of Taiwan shall have jurisdiction as the court in the first instance; provided, that this article does not preclude any rights of the Agent or the Banks to undertake any other legal proceedings against the Borrower in any other courts or any other jurisdiction in pursuit of repayment.

BORROWER:	ADVANCED SEMICONDUCTOR ENGINEERING INC.

By:

ARRANGER, AGENT & BANK:	CITIBANK, N.A., TAIPEI BRANCH

By:

ARRANGER & BANK:	CALYON, TAIPEI BRANCH

By:

ARRANGER & BANK:	CATHY UNITED BANK

By:

ARRANGER & BANK:	CHINATRUST COMMERCIAL BANK, LTD.

By:

ARRANGER & BANK:	DBS BANK LTD., TAIPEI BRANCH

By:

ARRANGER & BANK:	FIRST COMMERCIAL BANK

By:

ARRANGER & BANK:	THE HONGKONG AND SHANGHAI BANKING CORPORATION LTD., TAIPEI BRANCH

By:

ARRANGER & BANK:	HUA NAN COMMERCIAL BANK

By:

ARRANGER & BANK:	ING BANK N.V., TAIPEI BRANCH

By:

ARRANGER & BANK:	KBC BANK N.V TAIWAN, KAOHSIUNG BRANCH

By:

ARRANGER & BANK:	LAND BANK OF TAIWAN

By:

ARRANGER & BANK:	MEGA INTERNATIONAL COMMERCIAL BANK

By:

ARRANGER & BANK:	SUMITOMO MITSUI BANKING CORPORATION, TAIPEI BRANCH

By:

ARRANGER & BANK:	TAIPEI FUBON COMMERCIAL BANK CO., LTD.

By:

ARRANGER & BANK:	BANK OF TAIWAN

By:

ARRANGER & BANK:	TAIWAN COOPERATIVE BANK

By:

ARRANGER & BANK:	CHANG HWA COMMERCIAL BANK

By:

ARRANGER & BANK:	TAISHIN INTERNATIONAL BANK LTD.

By:

BANK:	OVERSEA CHINESE BANKING CORPORATION LIMITED, TAIPEI BRANCH

By:

BANK:	E. SUN COMMERCIAL BANK

By:

BANK:	MIZUHO CORPORATE BANK LTD., KAOHSIUNG BRANCH

By:

BANK:	TAIWAN BUSINESS BANK

By:

BANK:	UNITED OVERSEAS BANK, TAIPEI BRANCH

By:

THE BANKS, COMMITMENT AND COMMITMENTS

SCHEDULE I

SYNDICATE BANKS	COMMITMENT (NTD)		PROPORTIONAL COMMITMENTS
CITIBANK, N.A., TAIPEI BRANCH	NT$	1,300,000,000

CALYON, TAIPEI BRANCH	NT$	1,300,000,000

CATHAY UNITED BANK	NT$	1,300,000,000

CHINATRUST COMMERCIAL BANK, LTD.	NT$	1,300,000,000

DBS BANK LTD., TAIPEI BRANCH	NT$	1,300,000,000

FIRST COMMERCIAL BANK	NT$	1,300,000,000

THE HONGKONG AND SHANGHAI BANKING CORPORATION LTD., TAIPEI BRANCH	NT$	1,300,000,000

HUA NAN COMMERCIAL BANK	NT$	1,300,000,000

ING BANK N.V., TAIPEI BRANCH	NT$	1,300,000,000

KBC BANK N.V TAIWAN, KAOHSIUNG BRANCH	NT$	1,300,000,000

LAND BANK OF TAIWAN	NT$	1,300,000,000

MEGA INTERNATIONAL COMMERCIAL BANK	NT$	1,300,000,000

SUMITOMO MITSUI BANKING CORPORATION, TAIPEI BRANCH	NT$	1,300,000,000

TAIPEI FUBON COMMERCIAL BANK CO., LTD.	NT$	1,300,000,000

BANK OF TAIWAN	NT$	1,300,000,000

TAIWAN COOPERATIVE BANK	NT$	1,300,000,000

CHANG HWA COMMERCIAL BANK	NT$	750,000,000

TAISHIN INTERNATIONAL BANK LTD.	NT$	750,000,000

OVERSEA CHINESE BANKING CORPORATION LIMITED, TAIPEI BRANCH	NT$	650,000,000

E. SUN COMMERCIAL BANK	NT$	450,000,000

MIZUHO CORPORATE BANK LTD., KAOHSIUNG BRANCH	NT$	450,000,000

TAIWAN BUSINESS BANK	NT$	450,000,000

UNITED OVERSEAS BANK, TAIPEI BRANCH	NT$	450,000,000

Total Commitment:	NT$	24,750,000,000

– SCHEDULE I –

SCHEDULE II

Acquisition

- translation omitted -

– SCHEDULE II –

EXHIBIT I

Drawdown Request/Loan Application

-translation omitted-

– EXHIBIT I –

EXHIBIT I-1

Borrower Notice to Agent

-translation omitted-

– EXHIBIT I-1 –

EXHIBIT II

Agent Notice to Banks

-translation omitted-

– EXHIBIT II –

EXHIBIT III

PROMISSORY NOTE

Issuing Date:
Payable In: Taipei, Taiwan

Amount: NT$24,750,000,000

FOR VALUE RECEIVED, the undersigned hereby unconditionally promises to pay to the order of Citibank, N.A., Taipei Branch on              at the office of Citibank, N.A., Taipei Branch in Taipei, Taiwan,              New Taiwan Dollars (NT$24,750,000,000) and interest thereon from              to the date of actual payment hereon at the rate of             % per annum.

Demand, protest and/or other notice of any kind being hereby expressly waived.

MAKER:
ADVANCED SEMICONDUCTOR ENGINEERING INC.

By:

– EXHIBIT III –

EXHIBIT IV

NOTE AUTHORIZATION

To:	CITIBANK, N.A., TAIPEI BRANCH
(the “Agent”)

Date:

With regard to the Syndicated Loan Agreement dated [            ], 2008 (the “Loan Agreement”), entered into by and among the undersigned as borrower and the banks named therein (the “Banks”), under which you act as the Agent, the undersigned has delivered or will deliver to the Agent a promissory note issued by the undersigned in favor of the Agent in accordance with the Loan Agreement (the “Note”) as evidence of the undersigned’s obligations to the Banks under the Loan Agreement.

The undersigned agrees that, the Agent shall have the right to exercise the various rights under the Note delivered by the undersigned according to the Loan Agreement and any note hereafter delivered to the Agent in replacement thereof or substitution therefor (the “Replacement Note”) for the benefit of the Agent and all the Banks in the capacity of a joint and several creditor in the manner contemplated by the Loan Agreement, including but not limited to presentation for payment.

The undersigned hereby expressly and irrevocably authorizes the Agent and any of the Agent’s agent or employees, with full rights of substitution, at any time after the occurrence of an Event of Default as defined in the Loan Agreement and in the discretion of the Agent, to fill in the maturity date, the date from which interest thereon is to accrue and interest rate (based on the Default Rate provided for in the Loan Agreement) on the Note or Replacement Note.

The undersigned acknowledges and agrees that any action taken by the Agent pursuant to this Authorization shall be absolutely binding on the undersigned.

This authorization is irrevocable and may not be limited in any manner whatsoever. This authorization shall remain effective until the date that all sums owing to or which shall become owing to the Banks under the Loan Agreement have been fully paid.

The undersigned (maker):

ADVANCED SEMICONDUCTOR ENGINEERING INC.

By:

– EXHIBIT IV –

EXHIBIT V

CERTIFICATE

-translation omitted-

– EXHIBIT V –

EXHIBIT VI

TRANSFER NOTICE

(SAMPLE)

TO:	ADVANCED SEMICONDUCTOR
ENGINEERING INC. (the “Borrower”)
CITIBANK, N.A., TAIPEI BRANCH
(the “Agent”)

Subject:	Syndicated Loan Agreement dated as of , 2008 (the “Loan Agreement”), entered into by and among the Borrower, the Agent and the Banks for the facility in an aggregate amount of NT$ .

Explanation:

1.	* [ and are Banks as defined in and under the Loan Agreement] [ is a Bank as defined in and under the Loan Agreement but is not the original Bank as defined to and under the Loan Agreement].

2.	Pursuant to an assignment agreement, dated , entered into by and between and , has assigned to , and has agreed to assume from , a portion of its Commitment in the amount of as well as the rights and obligations in connection therewith. Such assignment has become effective as of .

3.	After and as a result of such assignment, the Commitments of and shall become as follows:

(1)	: in an aggregate principal amount of .

(2)	: in an aggregate principal amount of .

4.	All notices to be made to in relation to the aforementioned Facility and Loan Agreement shall, in accordance with Article of the Loan Agreement, be delivered to the address or fax number of as set out below and all funds payable to shall, by the inter-bank remittance system, be remitted to the account number of listed below.

[Full Name of the Assignee Bank]

Address:

TEL No:

Fax No:

Contact:

Account No:

5.	We hereby notify you pursuant to Section of the Loan Agreement.

Authorized Signatory:

Authorized Signatory:

Date:

– EXHIBIT VI (1) –

*            *            *            *             *            *            *             *            *            *

Confirm receipt of the aforementioned Notice.

Borrowers: ADVANCED SEMICONDUCTOR ENGINEERING INC.

Agent: CITIBANK, N.A., TAIPEI BRANCH

Date:

(* choose applicable one)

(* adjust the content according to the situation)

– EXHIBIT VI (2) –